EXHIBIT 16 to Form 8-K

December 18, 1998



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC   20549

Gentlemen:

We have read Item 4 dated December 18, 1998, of Decade Companies Income Properties, A Limited Partnership and are in agreement with the statements contained in the first, second and third paragraphs on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP